UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                              Sitestar Corporation
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                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    82980W101
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                                 (CUSIP Number)

                                 March 29, 2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:        [X]  Rule 13d-1(b)
                 [ ]  Rule 13d-1(c)
                 [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                                 Leib Orlanski
                Kirkpatrick & Lockhart Preston Gates Ellis, LLP
                      10100 Santa Monica Blvd., 7th Floor
                         Los Angeles, California 90067
                                 (310) 552-5000

                                  SCHEDULE 13G

----------------------                                       -------------------

CUSIP No. - 82980W101                                         Page 2 of 7 Pages
----------------------                                       -------------------

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      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Jonathan Dash
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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]

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      3       SEC USE ONLY


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      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States
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                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                              692,981
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                             6,307,019
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                 692,981
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                 6,307,019
--------------------------------------------------------------------------------
          9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        7,000,000
--------------------------------------------------------------------------------
          10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
          11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        7.95%
--------------------------------------------------------------------------------
          12      TYPE OF REPORTING PERSON

                        IA
--------------------------------------------------------------------------------

----------------------                                       -------------------

CUSIP No. - 82980W101                                         Page 3 of 7 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Dash Acquisitions LLC
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                              6,307,019
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                             692,981
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                 6,307,019
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                 692,981
--------------------------------------------------------------------------------
          9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        7,000,000
--------------------------------------------------------------------------------
          10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
          11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        7.95%
--------------------------------------------------------------------------------
          12      TYPE OF REPORTING PERSON

                        OO
--------------------------------------------------------------------------------

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                                                              Page 4 of 7 Pages
                                                             -------------------

Item 1(a)         Name of Issuer:

                  Sitestar Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  7109 Timberlake Road
                  Lynchburg, VA 24502

Item 2(a)         Names of Persons Filing:

                  Jonathan Dash
                  Dash Acquisitions LLC

Item 2(b)         Addresses of Principal Business Offices:

                  Jonathan Dash
                  9701 Wilshire Blvd. #1110,
                  Beverly Hills, CA  90212
                  (310) 464-6364


                  Dash Acquisitions LLC
                  9701 Wilshire Blvd. #1110,
                  Beverly Hills, CA  90212
                  (310) 464-6364

Item 2(c)         Citizenship:

                  Jonathan Dash - United States
                  Dash Acquisitions LLC - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e)         CUSIP Number:

                  82980W101

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                                                              Page 5 of 7 Pages
                                                             -------------------

Item 3    Status of Persons Filing:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);
          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
          (f)  [ ] An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);
          (g)  [ ] A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);
          (h)  [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4    Ownership:

           (a) Amount Beneficially Owned: 7,000,000 shares of Common Stock, par value $.001 per share.

         This statement is filed on behalf of a group consisting of Jonathan Dash and Dash Acquisitions LLC. Jonathan Dash's firm is Dash Acquisitions LLC whose principal business is investment banking. As of April 11, 2007: (i) Jonathan Dash was the record holder of 692,981 shares of common stock of Sitestar Corporation and (ii) Dash Acquisitions LLC was the record holder of 6,307,019 shares of common stock of Sitestar Corporation. In the aforementioned capacities, Jonathan Dash and Dash Acquisitions LLC each may be deemed the beneficial owner of the shares of Sitestar Corporation.


         (b) Percent of Class: 7.95%.

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CUSIP No. - 82980W101                                         Page 6 of 7 Pages
----------------------                                       -------------------


               (c) Number of shares as to which each person has:

                   (i)   sole power to vote or to direct the vote:

                                See Item 5 of each cover page.

                   (ii)  shared power to vote or to direct the vote:

                                See Item 6 of each cover page.

                   (iii) sole power to dispose or to direct the disposition of:

                                See Item 7 of each cover page.

                   (iv) shared power to dispose or to direct the disposition of:

                                See Item 8 of each cover page.

Item 5         Ownership of 5% or Less of a Class:

               Not applicable.

Item 6         Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable

Item 8         Identification and Classification of Members of the Group:

               See Item 4(a).

Item 9         Notice of Dissolution of Group:

               Not applicable

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                          ----------------------

                                                            Page 7 of 7 Pages
                                                          ----------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 11, 2007



                                   Jonathan Dash

                                        By: /s/ Jonathan Dash
                                           -------------------------------------
                                                Jonathan Dash

                                   DASH ACQUISITIONS LLC

                                   By:  Jonathan Dash, its
                                        investment manager

                                        By: /s/ Jonathan Dash
                                           ------------------------------------
                                                Jonathan Dash
                                                Chairman